UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of Earliest Event Reported):                                     October 30, 2012

                             Identive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

            Registrant’s telephone number, including area code:                 (949) 250-8888

                                                 Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2012, Identive Group, Inc. and certain of its wholly-owned subsidiaries, Hirsch Electronics LLC, idOn Demand, Inc., ACiG Technology Corp. and RockWest Technology Group, Inc. (together with Identive Group, Inc., the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (the “Lender”). The Loan Agreement provides for a term loan in an aggregate principal amount of up to $10.0 million, with an initial drawdown of $7.5 million, and, provided certain financial and other requirements are met, an opportunity to obtain an additional $10.0 million in loan advances, all upon the terms and conditions set forth in the Loan Agreement.

The initial drawdown of $7.5 million is reflected in the Secured Term Promissory Note dated October 30, 2012 (the “Note”). The Loan Agreement provides that, subject to the terms and conditions contained therein (including compliance with certain financial covenants), beginning October 1, 2013 and continuing until December 31, 2013, the Company may request an additional advance in an aggregate amount up to $2.5 million. After full drawdown of the $10.0 million term loan, the Company has the opportunity to secure additional advances up to a further $10.0 million subject to compliance with certain conditions and covenants as set out in the Loan Agreement or as may be otherwise required by the Lender. On November 1, 2012, the Company issued a press release announcing the financing, which is attached hereto as Exhibit 99.1.

The Note matures on November 1, 2015 and bears interest at a rate of the greater of (i) the prime rate plus 7.75% and (ii) 11.00%. Interest on the Note is payable monthly beginning on November 1, 2012, and the principal balance is payable in 30 equal monthly installments beginning on May 1, 2013. In connection with the initial advance, the Company paid a $150,000 facility charge to the Lender, of which 50% will be credited to the Company if all advances under the Loan Agreement are repaid on but not before maturity. The Company may prepay outstanding amounts under the Note, subject to certain prepayment charges as set out in the Loan Agreement. The Company will also pay additional fees to the Lender in the aggregate of $1,000,000, payable in three equal annual installments beginning on October 30, 2013. The entire amounts of these fees are immediately due and payable if the Company prepays all of its obligations under the Loan Agreement or if the Lender declares all obligations due and payable after an event of default thereunder.

The obligations of the Company under the Loan Agreement and the Note are secured by substantially all assets of the Company. The Company’s ability to borrow under the Loan Agreement is subject to its ongoing compliance with a number of customary financial and other covenants, including: (i) the provision of regular financial statements and reports to the Lender, (ii) limitations on the incurrence of additional indebtedness (other than certain permitted indebtedness), (iii) limitations on the repurchase or redemption of outstanding equity securities or the declaration of dividends or other distributions on its outstanding securities (other than dividend payments of a subsidiary to the Company), (iv) limitations on investments (other than permitted investments), and (v) limitations on the ability of the Company to merge or consolidate with another person (other than permitted acquisitions). In addition, the Company and its subsidiaries must meet the following financial covenants under the Loan Agreement: (1) the Company and its subsidiaries must maintain, on a consolidated basis, minimum revenues, measured on the last day of each month on a trailing six-month basis, (2) the Company and its subsidiaries must maintain, on a consolidated basis, minimum EBITDA (as defined in the Loan Agreement), measured on the last day of each month on a trailing six-month basis, and (3) the Company shall maintain a minimum Current Ratio (as defined in the Loan Agreement), tested on a quarterly basis.

The Loan Agreement also contains customary events of default. However, if payment is not made on a scheduled payment date, a penalty amount equal to 5.0% of the past due amount is payable on demand. In the event of a default, the then current annual interest rate is increased by 5.0% and all of the obligations of the Company under the Loan Agreement may be accelerated.

The foregoing descriptions of the Loan Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement and the Note, each of which is filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference into this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreement and the Note is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Loan and Security Agreement, dated October 30, 2012, by and among Identive Group, Inc., certain of its subsidiaries and Hercules Technology Growth Capital, Inc.

	10.2	Secured Term Promissory Note dated October 30, 2012 issued in favor of Hercules Technology Growth Capital, Inc.

	99.1	Press release dated November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIVE GROUP, INC.

November 1, 2012	By:	/s/ David Wear
David Wear
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated October 30, 2012, by and among Identive Group, Inc., certain of its subsidiaries and Hercules Technology Growth Capital, Inc.

10.2	Secured Term Promissory Note dated October 30, 2012 issued in favor of Hercules Technology Growth Capital, Inc.

99.1	Press release dated November 1, 2012.